November 6, 2014

PDC Energy Announces 2014 Third Quarter Results and Production Growth of 60% from Continuing Operations
DENVER, CO, November 6, 2014 -- PDC Energy, Inc. ("PDC," the "Company," "we" or "us") (NASDAQ: PDCE) today reported its 2014 third quarter financial and operating results.

Highlights of 2014 Third Quarter Compared to 2013 Third Quarter

•	Increased production 57% to 29,400 barrels of oil equivalent per day ("Boe/d") from all operations.

•	Increased production 60% to 25,600 Boe/d from Wattenberg and Utica (continuing operations).

•	Increased crude oil and natural gas liquids ("NGLs") production 80% to 16,670 Boe/d from continuing operations.

•	Increased crude oil, natural gas and NGLs sales by 56% to $121 million from continuing operations.

Bart Brookman, President and Chief Operating Officer, commented, "We are particularly pleased with Wattenberg production which was up 60% this quarter over the third quarter of 2013. We remain on pace to meet our full-year production guidance particularly with a robust turn in line schedule in the fourth quarter. Our balance sheet is very strong and we have excellent liquidity of over $785 million, pro forma for the sale of the Marcellus assets and our increased borrowing base. We expect to end the year with nearly all of our leasehold in the Wattenberg field held by production and the vast majority under our operational control. Wattenberg projects, even at the lower oil prices we’ve experienced recently, still provide unhedged rates of return between 30% and 75%. In addition to our strong hedges for the balance of 2014, we have also hedged between 75% and 85% of our expected 2015 volumes of crude oil and natural gas at weighted average NYMEX-equivalent floors of approximately $89 per barrel and $4 per thousand cubic feet, which protects expected 2015 cash flows."

Financial Results from Continuing Operations
Net income for the third quarter of 2014 was $54.0 million, or $1.47 per diluted share, compared to a net loss of $16.0 million, or $0.48 per diluted share, for the third quarter of 2013. Adjusted net loss, a non-U.S. GAAP financial measure defined below, was $5.7 million for the third quarter of 2014, compared to an adjusted net loss of $2.3 million for the comparable period of 2013. Excluding the after-tax impact of litigation charges recorded in general and administrative expense, adjusted net income in the current period would have been $4.3 million. Net cash from operating activities decreased to $70.4 million in the third quarter of 2014, compared to $77.5 million in the third quarter of 2013. Adjusted cash flows from operations, a non-U.S. GAAP financial measure defined below, increased to $55.5 million in the third quarter of 2014, compared to $36.7 million in the comparable period of 2013. Excluding the after-tax impact of the litigation charges recorded in general and administrative expense, adjusted cash flows in the third quarter would have been $71.7 million.

Third quarter 2014 production from continuing operations increased 60% to 25,600 Boe/d compared to 16,000 Boe/d in the third quarter of 2013, and increased slightly compared to 25,360 Boe/d in the second quarter of 2014. The increase in production over third quarter 2013 was primarily due to successful horizontal drilling in the Wattenberg Field.

Crude oil, natural gas and NGLs sales revenues increased 56% to $120.5 million in the third quarter of 2014, compared to $77.4 million in the third quarter of 2013. The increase was primarily due to the increase in production volumes between periods. The average sales price, excluding net settlements on derivatives, decreased 2% to $51.24 per Boe for the third quarter of 2014, compared to $52.51 per Boe for the same 2013 period.

Net commodity price risk management activities for the third quarter of 2014 resulted in a gain of $90.2 million, which was comprised of $4.5 million of negative net settlements and a $94.7 million gain in net change in fair value of unsettled derivatives.

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Commodity price risk management activities for the third quarter of 2013 resulted in a net loss of $24.1 million, comprised of $2.1 million of negative net settlements and a $22.0 million loss in net change in fair value of unsettled derivatives.

Production costs were $22.8 million, or $9.67 per Boe, for the third quarter of 2014, compared to $17.0 million, or $11.57 per Boe, for the third quarter of 2013, representing a 16% decrease on a per Boe basis. Lease operating expense for the third quarter of 2014 decreased 23% to $4.56 per Boe compared to $5.93 per Boe in the third quarter of 2013, primarily due to higher production volumes in 2014 and costs related to flooding in the Wattenberg Field in 2013.

General and administrative ("G&A") expense was $34.6 million for the third quarter of 2014, up from $15.1 million for the third quarter of 2013. The increase in G&A expense was largely attributable to: an aggregate $16.2 million charge in the third quarter of 2014 in connection with two separate preliminary litigation settlements on 24 partnerships; a $1.5 million increase in payroll and employee benefits, of which $0.9 million was related to stock-based compensation; and a $1.4 million increase in costs for legal and other professional services. There are four remaining partnerships.

Depreciation, depletion and amortization ("DD&A") expense related to crude oil and natural gas properties was $48.7 million, or $20.70 per Boe, in the third quarter of 2014, compared to $25.9 million, or $18.96 per Boe, in the third quarter of 2013. The DD&A expense increase in the third quarter of 2014 compared to the third quarter of 2013 was mainly due to higher production volumes and a higher per Boe DD&A rate.

2014 Guidance Update for Continuing Operations

In August 2014, the Company increased its 2014 full-year production guidance to a range of 10.7 to 10.9 million barrels of oil equivalent (“MMBoe”) (or 29,300 to 29,850 Boe per day) subject to an estimated 0.3 MMBoe reduction for the sale of PDCM in the fourth quarter of 2014. The Company has treated the Marcellus asset sale as discontinued operations, so in addition to the 0.3 MMBoe reduction for the fourth quarter of 2014, the Company's production results from continuing operations excludes an additional 1.1 MMBoe from the Marcellus assets for the first three quarters of the year. Accordingly, full-year 2014 production guidance for continuing operations is a range of 9.3 to 9.5 MMBoe.

Operations Update

PDC turned in line 11 operated wells during the third quarter of 2014, substantially all of which were in the Wattenberg Field. In the first nine months of 2014, the Company turned in line 53 operated wells from continuing operations. In addition, 41 gross non-operated wells in the Wattenberg Field were turned in line during the third quarter of this year. PDC added a fifth drilling rig in the Wattenberg Field in early June and spud 31 wells in the third quarter including 12 wells in its inner core area. The Company also added a second drilling rig to its Utica Shale development operations in July and spud three horizontal wells in the Utica Shale during the third quarter. PDC continued to delineate its southern Utica acreage as the Palmer 2-well pad was turned in line early in September. The wells are on restricted chokes and production is in-line with expectations and supportive of the Company's condensate window. The Company expects to turn in line approximately 45 Wattenberg and Utica operated wells in the fourth quarter of 2014.

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Oil and Gas Operations Cost, Production and Sales Data

The following table provides the components of production costs for the three and nine months ended September 30, 2014 and 2013:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(in millions, except per Boe data)
Lease operating expenses	$10.7	$8.7	$29.7	$21.9
Production taxes	8.8	5.6	22.7	15.3
Transportation, gathering and processing expenses	1.2	1.1	3.3	3.6
Overhead and other production expenses	2.1	1.6	9.0	4.9
Total production costs	$22.8	$17.0	$64.7	$45.7
Total production costs per Boe	$9.67	$11.57	$9.62	$10.29

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The following table provides production from continuing operations by area, as well as the weighted-average sales price, for the three and nine months ended September 30, 2014 and 2013, excluding net settlements on derivatives:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2014	2013	Percent	2014	2013	Percent

Crude oil (MBbls)
Wattenberg Field	1,012.0	580.6	74.3%	2,973.1	1,836.8	61.9%
Utica Shale	60.3	20.2	198.5%	219.2	48.2	*
Other	—	0.7	*	—	2.5	*
Total	1,072.3	601.5	78.3%	3,192.3	1,887.5	69.1%

Weighted-Average Sales Price	$84.67	$98.11	(13.7)%	$87.51	$90.63	(3.4)%

Natural gas (MMcf)
Wattenberg Field	4,318.6	3,091.2	39.7%	11,971.8	8,982.9	33.3%
Utica Shale	591.5	67.4	*	1,639.3	111.3	*
Other	—	581.0	*	—	1,655.0	*
Total	4,910.1	3,739.6	31.3%	13,611.1	10,749.2	26.6%

Weighted-Average Sales Price	$3.50	$3.06	14.4%	$4.04	$3.28	23.2%

NGLs (MBbls)
Wattenberg Field	421.1	246.5	70.8%	1,151.3	760.0	51.5%
Utica Shale	40.6	1.7	*	100.9	3.0	*
Total	461.7	248.2	86.0%	1,252.2	763.0	64.1%

Weighted-Average Sales Price	$27.15	$27.70	(2.0)%	$29.73	$27.07	9.8%

Crude oil equivalent (MBoe)
Wattenberg Field	2,152.9	1,342.3	60.4%	6,119.7	4,094.0	49.5%
Utica Shale	199.4	33.1	*	593.3	69.8	*
Other	—	97.5	*	—	278.3	*
Total	2,352.3	1,472.9	59.7%	6,713.0	4,442.1	51.1%

Weighted-Average Sales Price	$51.24	$52.51	(2.4)%	$55.35	$51.10	8.3%
* Percentage change is either not meaningful, or equal to or greater than 300%.

Commodity Price Risk Management Activities

PDC uses various derivative instruments to manage fluctuations in crude oil and natural gas prices. The Company has in place a series of collars and fixed price and basis swaps on a portion of its expected crude oil and natural gas production. For details of its hedge positions, refer to PDC's Quarterly Report on Form 10-Q for the related quarterly period.

Non-GAAP Financial Measures

PDC uses "adjusted cash flows from operations," "adjusted net income (loss)" and "adjusted EBITDA," non-U.S. GAAP financial measures, for internal management reporting, when evaluating period-to-period changes and when providing public guidance on possible future results. PDC believes that each of these measures is useful in providing transparency with respect to certain aspects of its operations. Each of these measures is calculated by eliminating the items set forth in the relevant table below from the most closely comparable U.S. GAAP measure. See Management's Discussion and Analysis of Financial Condition and Results of Operation - Reconciliation of Non-U.S. GAAP Financial Measures in PDC's Annual Report on Form 10-K for the year ended

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December 31, 2013, and other subsequent filings with the Securities and Exchange Commission ("SEC"), for additional disclosure concerning these non-U.S. GAAP measures. These measures are not measures of financial performance under U.S. GAAP and should be considered in addition to, not as a substitute for, net income, cash flows from operations, investing or financing activities or other U.S. GAAP financial measures, and should not be viewed as liquidity measures or indicators of cash flows reported in accordance with U.S. GAAP. The non-U.S. GAAP financial measures that PDC uses may not be comparable to similarly titled measures reported by other companies. Also, in the future, PDC may disclose different non-U.S. GAAP financial measures in order to help its investors more meaningfully evaluate and compare its future results of operations to its previously reported results of operations. PDC strongly encourages investors to review the Company's financial statements and publicly filed reports in their entirety and not to rely on any single financial measure.

The following three tables provide reconciliations of adjusted cash flows from operations, adjusted net income (loss), and adjusted EBITDA to their most comparable U.S. GAAP measures (in millions, except per share data):

Adjusted Cash Flows from Operations
	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Adjusted cash flows from operations:
Net cash from operating activities	$70.4	$77.5	$202.0	$119.5
Changes in assets and liabilities	(14.9)	(40.8)	(21.8)	15.9
Adjusted cash flows from operations	$55.5	$36.7	$180.2	$135.4

Adjusted Net Income (Loss)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Adjusted net income (loss):
Net income (loss)	$54.0	$(16.0)	$23.7	$(35.5)
(Gain) loss on commodity derivative instruments	(92.2)	23.5	(11.6)	21.1
Net settlements on commodity derivative instruments	(4.1)	(1.3)	(22.7)	11.0
Tax effect of above adjustments	36.6	(8.5)	13.0	(12.3)
Adjusted net income (loss)	$(5.7)	$(2.3)	$2.4	$(15.7)
Weighted-average diluted shares outstanding	36.8	33.4	36.8	31.4
Adjusted diluted net income (loss) per share	$(0.15)	$(0.07)	$0.07	$(0.50)

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Adjusted EBITDA*
	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Net income (loss) to adjusted EBITDA:
Net income (loss)	$54.0	$(16.0)	$23.7	$(35.5)
(Gain) loss on commodity derivative instruments	(92.2)	23.5	(11.6)	21.1
Net settlements on commodity derivative instruments	(4.1)	(1.3)	(22.7)	11.0
Interest expense, net	12.4	12.4	37.9	38.8
Income tax provision	38.5	(10.7)	16.6	(20.7)
Impairment of crude oil and natural gas properties	2.2	4.4	4.0	52.4
Depreciation, depletion and amortization	50.9	30.9	151.3	88.9
Accretion of asset retirement obligations	0.9	1.2	2.6	3.7
Adjusted EBITDA	$62.6	$44.4	$201.8	$159.7

Cash from operating activities to adjusted EBITDA:
Net cash from operating activities	$70.4	$77.5	$202.0	$119.5
Interest expense, net	12.4	12.4	37.9	38.8
Stock-based compensation	(4.2)	(3.0)	(13.1)	(10.0)
Amortization of debt discount and issuance costs	(1.8)	(1.7)	(5.2)	(5.1)
Loss on sale of properties and equipment	—	(0.6)	(0.4)	(1.6)
Other	0.7	0.6	2.4	2.2
Changes in assets and liabilities	(14.9)	(40.8)	(21.8)	15.9
Adjusted EBITDA	$62.6	$44.4	$201.8	$159.7

*Amounts include results from continuing and discontinued operations.

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PDC ENERGY, INC.
Consolidated Statements of Operations
(unaudited; in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013

Revenues
Crude oil, natural gas and NGLs sales	$120,526	$77,340	$371,556	$226,985
Sales from natural gas marketing	13,297	16,946	62,649	48,695
Commodity price risk management gain (loss), net	90,213	(24,138)	12,661	(22,075)
Well operations, pipeline income and other	520	1,667	1,650	3,681
Total revenues	224,556	71,815	448,516	257,286
Costs, expenses and other
Production costs	22,754	17,036	64,611	45,691
Cost of natural gas marketing	13,347	17,127	62,645	48,928
Exploration expense	190	1,841	773	4,647
Impairment of crude oil and natural gas properties	1,863	4,236	3,621	51,794
General and administrative expense	34,625	15,052	96,549	43,938
Depreciation, depletion and amortization	49,640	26,957	142,165	77,876
Accretion of asset retirement obligations	861	1,181	2,542	3,491
(Gain) loss on sale of properties and equipment	21	(100)	577	(131)
Total cost, expenses and other	123,301	83,330	373,483	276,234
Income (loss) from operations	101,255	(11,515)	75,033	(18,948)
Interest expense	(11,821)	(11,957)	(36,199)	(37,883)
Interest income	39	130	309	133
Income (loss) from continuing operations before income taxes	89,473	(23,342)	39,143	(56,698)
Provision for income taxes	(35,396)	9,435	(15,852)	20,789
Income (loss) from continuing operations	54,077	(13,907)	23,291	(35,909)
Income (loss) from discontinued operations, net of tax	(80)	(2,093)	392	409
Net income (loss)	$53,997	$(16,000)	$23,683	$(35,500)

Earnings per share:
Basic
Income (loss) from continuing operations	$1.51	$(0.42)	$0.65	$(1.14)
Income (loss) from discontinued operations, net of tax	—	(0.06)	0.01	0.01
Net income (loss)	$1.51	$(0.48)	$0.66	$(1.13)
Diluted
Income (loss) from continuing operations	$1.47	$(0.42)	$0.63	$(1.14)
Income (loss) from discontinued operations, net of tax	—	(0.06)	0.01	0.01
Net income (loss)	$1.47	$(0.48)	$0.64	$(1.13)

Weighted-average common shares outstanding:
Basic	35,834	33,413	35,763	31,350
Diluted	36,828	33,413	36,831	31,350

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2014 Third Quarter Teleconference and Webcast
PDC plans to host a conference call with investors to discuss 2014 third quarter results. The Company invites you to join James Trimble, Chief Executive Officer; Barton Brookman, President and Chief Operating Officer; Gysle Shellum, Chief Financial Officer; and Lance Lauck, Senior Vice President Corporate Development, for a conference call on Thursday, November 6, 2014, for a discussion of its results. The related slide presentation will be available on PDC's website at www.pdce.com.
Conference Call and Webcast:
Date/Time: Thursday, November 6, 2014, 11:00 a.m. ET
Webcast available at: www.pdce.com
Domestic (toll free): 877-312-5520
International: 253-237-1142
Conference ID: 14068329

Replay Numbers:
Domestic (toll free): 855-859-2056
International: 404-537-3406
Conference ID: 14068329
The replay of the call will be available for six months on PDC's website at www.pdce.com.

Upcoming Investor Presentations
PDC is scheduled to present at the following conferences: Stephens Fall Investment Conference in New York, New York, on Tuesday, November 11, 2014, at the Jefferies Global Energy Conference in Houston, Texas also on November 11, 2014 and at Bank of America Merrill Lynch’s Global Energy Conference in Miami, Florida on Thursday, November 13, 2014. The related slide presentations will be available on PDC's website, at www.pdce.com, at the start of each presentation.

About PDC Energy, Inc.
PDC Energy, Inc. is a domestic independent exploration and production company that produces, develops, acquires and explores for crude oil, natural gas and NGLs with primary operations in the Wattenberg Field in Colorado and in the Utica Shale in southeastern Ohio. Our operations in the Wattenberg Field are focused on the liquid-rich horizontal Niobrara and Codell plays and our Ohio operations are focused on the liquid-rich portion of the Utica Shale play. PDC is included in the S&P SmallCap 600 Index and the Russell 2000 Index of Companies.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding PDC's business, financial condition, results of operations and prospects. All statements other than statements of historical facts included in and incorporated by reference into this release are forward-looking statements. Words such as expects, forecast, guidance, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements herein, which may include statements regarding PDC's future liquidity and cash flows; future production and projects; the amount of Wattenberg acreage held by production and under PDC's operational control at year-end; rates of return on projects; 2014 capital expenditures and the sources of funding for those expenditures; the number of wells to be turned in line in the fourth quarter of 2014, and management's strategies, plans and objectives. However, these are not the exclusive means of identifying forward-looking statements herein. Although forward-looking statements contained in this press release reflect the Company's good faith judgment, such statements can only be based on facts and factors currently known to PDC. Consequently, forward-looking statements are inherently subject to risks and uncertainties, including risks and uncertainties incidental to the exploration for, and the acquisition, development, production and marketing of natural gas and oil, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Important factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to:

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•	greater than expected post-closing purchase price adjustments from the PDCM divestiture ;

•	changes in worldwide production volumes and demand, including economic conditions that might impact demand;

•	volatility of commodity prices for crude oil, natural gas and NGLs;

•
the impact of governmental policies and/or regulations, including changes in environmental and other laws, the interpretation and enforcement related to those laws and regulations, liabilities arising thereunder and the costs to comply with those laws and regulations;

•	potential declines in the value of our crude oil, natural gas and NGLs properties resulting in impairments;

•	changes in estimates of proved reserves;

•	inaccuracy of reserve estimates and expected production rates;

•	potential for production decline rates from our wells being greater than expected;

•	timing and extent of our success in discovering, acquiring, developing and producing reserves;

•	our ability to secure leases, drilling rigs, supplies and services at reasonable prices;

•
availability of sufficient pipeline, gathering and other transportation facilities and related infrastructure to process and transport our production and the impact of these facilities and regional capacity on the prices we receive for our production;

•	timing and receipt of necessary regulatory permits;

•	risks incidental to the drilling and operation of crude oil and natural gas wells;

•	our future cash flows, liquidity and financial condition;

•	competition within the oil and gas industry;

•	availability and cost of capital;

•	reductions in the borrowing base under our revolving credit facility;

•	our success in marketing crude oil, natural gas and NGLs;

•	effect of crude oil and natural gas derivatives activities;

•	impact of environmental events, governmental and other third-party responses to such events, and our ability to insure adequately against such events;

•	cost of pending or future litigation;

•	effect that acquisitions we may pursue have on our capital expenditures;

•	our ability to retain or attract senior management and key technical employees; and

•	success of strategic plans, expectations and objectives for our future operations.

Further, PDC urges you to carefully review and consider the cautionary statements made in this press release and the Company's filings with the SEC for further information on risks and uncertainties that could affect the Company's business, financial condition and results of operations, which are incorporated by this reference as though fully set forth herein. The Company cautions you not to place undue reliance on the forward-looking statements, which speak only as of the date hereof. PDC undertakes no obligation to update any forward-looking statements in order to reflect any event or circumstance occurring after the date of this release or currently unknown facts or conditions or the occurrence of unanticipated events. All forward-looking statements are qualified in their entirety by this cautionary statement.

CONTACTS:     Michael Edwards
Senior Director Investor Relations
303-860-5820
michael.edwards@pdce.com

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